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                                                                    EXHIBIT 99.2


                SEPTEMBER 14, 1999, Tuesday - 00:28 Eastern Time

PROFESSOR DANIEL TSUI, NOBEL LAUREATE IN PHYSICS FROM PRINCETON UNIVERSITY, AND PROFESSOR BARUCH FISCHER, DEAN OF ELECTRICAL ENGINEERING FROM THE TECHNION, JOIN MRV BOARD

CHATSWORTH, Calif. Sept. 13, 1999--MRV Communications Inc. (Nasdaq:MRVC) today announced the appointment of two new members to its board of directors. Professor Daniel Tsui and Professor Baruch Fischer will join the board effective Sept. 15, 1999.

Tsui, Arthur Le Grand Doty Professor of Electrical Engineering at Princeton University, was awarded the 1998 Nobel prize in Physics for the discovery and explanation of the fractional quantum Hall effect. Tsui was a recipient of the American Physical Society 1984 Buckley Prize, the 1998 Benjamin Franklin Medal and was elected to the National Academy of Sciences.

Tsui is a fellow of the American Physical Society and the American Association for the Advancement of Science. He is currently engaged in research activity relating to properties of thin films and microstructures of semiconductors and solid state physics. He received his Ph.D. in physics from the University of Chicago in 1967 and for 13 years was with Bell Laboratories before joining Princeton University, where he spent the last 16 years.

Professor Baruch Fischer currently serves as Dean of the Electrical Engineering Faculty at the Technion (Israel Institute of Technology). Fischer's current Research Activities include solid state devices, lasers and optical amplifiers; WDM technology; fiber gratings; 'all optical' networks; non-linear effect in fiber, wave mixing; and optical computing, optical data storage and optical image processing.

Fischer has authored or co-authored approximately 180 papers and holds several patents in the field of optics and opto-electronics. He received his Ph.D. from Bar-Ilan University, Israel in 1980. He subsequently became a Post-Doctorate Fellow at CalTech, The California Institute of Technolgy and joined the Technion in 1983.

Commenting on the appointments, Noam Lotan, president and CEO of MRV said: "It is indeed an honor to welcome two such outstanding figures to our board. Guidance and input from Dan and Baruch will greatly enhance our ability to break new ground in the commercialization of optics for access and networking technologies.

"Their presence will be an inspiration to our engineers and will significantly strengthen our ability to draw new talent from the academic world."

About MRV Communications Inc.

MRV Communications is a world-class leader in optical access. Its products integrate fiber-optic transmission, switching, routing and remote access to enhance the performance of enterprise and carriers' networks. MRV's fiber-optic transmission components send Broadband Internet, voice, cable and cellular telephony to carriers and access networks.

Through its NBase-Xyplex brand, the company provides network enhancement solutions that accelerate the deployment and improve the performance of complex data networks. For more information, visit MRV at www.mrv.com.

CONTACT: MRV Communications Inc., Chatsworth
               Diana Hayden, 818/886-6782